MEMORANDUM  OF  UNDERSTANDING

Tagalder  (2000)  Incorporated  ("Tagalder")
At  44  Addington  Cres.,  Bramalea  Ontario,  Canada  L6T  2R3

And

Hunter  Farm  ("Hunter")
At  5360  Thickson  Rod,  N.,  Brooklin,  Ontario,  Canada

Have reached a memorandum of understanding that Tagalder agrees to purchase and Hunter aggres to sell 800 emu eggs in the amount of C$72,000 at a price of C$90.00 per piece FOB from Hunter Farm under the following terms and conditions:

1. The price includes all quarantine cost incurred by the producing farm but not include the quarantine expenses required from Chinese and or Canadian government, in which the Chinese government may require sending Chinese officers to visit the producing farm.

2. The purchaser must arrange their own transportation and insurance for the transportation of the emu eggs. The sellers will not be responsible for any damage during the transportation.

3.     The  shipping  schedule  is  set  out  as:

       Date        The  Farm          Quantity

       2001/02     Canada               300
       2001/03     Canada               500
       Total                            800

4. It is agreed that the quantity and shipping schedule can be adjusted according to the practical situation.

This Memorandum of Understanding is signed in Ontario, Canada on the 27th date, November 2000.

Seller:
By: /s/ signature unknown
------------------------------
Hunter  Farm
At  5360  Thickson  Rod,  N.,  Brooklin,  Ontario,  Canada

Purchaser:
By: /s/ Ming-Ngok Lam
-------------------------------
Tagalder  (2000)  Incorporated
At  44  Addington  Cres.,  Bramalea  Ontario,  Canada  L6T  2R3


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